Exhibit 99.1 - Press release issued March 22, 2005

1411 Third Street, Suite A Port Huron, MI 48060

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director Treasury and Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY ANNOUNCES SALE OF 25,000 ADDITIONAL SHARES OF CONVERTIBLE PREFERRED STOCK

PORT HURON, MI, March 22, 2005 - SEMCO ENERGY, INC. (NYSE: SEN) announced today that it has completed the sale of 25,000 additional shares of the Company’s 5% Series B Convertible Cumulative Preferred Stock, which will generate gross proceeds to the Company of approximately $5 million. On March 15, 2005, SEMCO ENERGY completed an offering of 325,000 shares of preferred stock and the additional shares of preferred stock were sold pursuant to the exercise of an option by the initial purchasers. The offering was made to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Act”) and to persons in offshore transactions in reliance on Regulation S under the Act.
Proceeds from the sale of the 25,000 additional shares of preferred stock will be used to repurchase, redeem, repay or retire junior capital and other existing subordinated indebtedness or for general corporate purposes.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. These securities have not been registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

SEMCO ENERGY, Inc. distributes natural gas to approximately 398,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.